Exhibit 99.2
                                  ------------

                      Press Release, Dated October 1, 2002
                          (Election of New Directors)

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FOR IMMEDIATE RELEASE               Contact: Michael B.Perrine
                                             Chief Financial Officer
                                             (512) 347 - 8787  Ext. 119


TRAVIS BOATS ELECTS TWO NEW BOARD MEMBERS

AUSTIN, TEXAS (September 30, 2002) - The Board of Directors of Travis Boats & Motors, Inc. ("Travis Boats") (Nasdaq:TRVS) today announced the election of Mr. James Karides, CPA and Mr. Bob Ring to its Board of Directors. Mr. Karides has filled the Board position previously held by Mr. Joe Simpson. Mr. Simpson, who joined the Board of Directors as a Company founder in 1979, has retired. Mr. Karides, a graduate of the University of Virginia, is the founder of The Karides Group, which is a Virginia Beach, Virginia based consulting firm specializing in diverse financial and accounting matters. Prior to forming The Karides Group, he was employed for over 10 years by KPMG in various accounting capacities.

Mr. Ring has filled the Board position previously held by Mr. Stephen Gurasich. Mr. Ring has been named to the Board of Directors pursuant to the terms of the recently completed $8.0 million issuance of Series A Preferred Stock to TMRC, LLP. Mr. Ring served in numerous capacities during a distinguished 32 year career with the Coleman Company. He retired in 1994 as President and COO. Currently, Mr. Ring serves as a consultant to various retail and other business operations in the areas of business process and strategic development. His positions include Director of Bass Pro Shops, which is a rapidly growing retailer of sporting goods and marine products for the outdoor enthusiast.

Mark Walton, President and Chairman of Travis Boats, commented that "We are pleased to welcome Jim and Bob to our Board of Directors. Both of these individuals bring considerable expertise, wisdom and talent to our Company. They have each welcomed their new positions with a strong enthusiasm and commitment to offer their time and talents as necessary to benefit the Company".


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Travis Boats & Motors,  Inc., is a leading  multi-state  superstore  retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under
the    name    Travis    Boating    Center.    The    Company's    website    is
www.travisboatingcenter.com.

Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act.
     The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks, assumptions or uncertainties. The actual results of the future events could differ materially from those stated in such forward looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, national or local catastrophic events, the identification of new markets and the Company's ability to integrate new stores and personnel into existing operations. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2001 and other documents filed of record. We undertake no obligation to release any revisions to any forward looking statements.